Exhibit 99.1

LETTERHEAD
NEWS RELEASE
For Immediate Release
June 5, 2002

Contact:
James B. Jaqua
(909) 784-5771, Ext. 101

HEMET BANCORP
ANNOUNCES PROMOTION OF KEVIN R. FARRENKOPF
TO PRESIDENT OF ITS SUBSIDIARY, THE BANK OF HEMET

     Riverside, California—Hemet Bancorp (NASDAQ Bulletin Board: HMET.OB) announced today the promotion of Kevin R. Farrenkopf from Executive Vice President & Chief Operating Officer to President & Chief Operating Officer of its wholly owned subsidiary, The Bank of Hemet (“Bank”), effective immediately. In related moves, John J. McDonough, Chairman of the Board of the Bank for the past eighteen years, became Chairman-Emeritus, and James B. Jaqua, previously President of the Bank, became Chairman of the Board and continues as the Bank’s Chief Executive Officer.

     Mr. Farrenkopf, who joined the Bank in April 2001, will continue to supervise loan production and loan administration, branch customer service, operations management, marketing, and human resources. Mr. McDonough, now on a part-time basis with the Bank, will continue to serve as a Director of both the Bank and Hemet Bancorp, plus serve the Bank’s key customer relationships and represent the Bank in community affairs. Mr. Jaqua will coordinate the financial and operating functions of the Bank and direct the planning and corporate finance activities of Hemet Bancorp as its President and Chief Executive Officer.

     The Bank, which opened for business in June 1974, operates five banking offices in Riverside County, which specialize in providing both consumer and business banking services.

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